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PRESS RELEASE                                 For Information Contact:
                                              Charles Chenes, President
                                              Phones: 516-588-7000
                                              Fax: 516-738-9057


                         BOCA RATON CAPITAL CORPORATION

FOR IMMEDIATE RELEASE

    Friday, October 24, 1997; Ronkonkoma, New York. Boca Raton Capital Corporation, a Florida corporation, ("BRCC") announced that the merger (the "Merger") of CRP Acquisition Corp., a New York corporation and a wholly-owned subsidiary of BRCC ("Merger Sub"), with and into Clean Room Products, Inc., a privately owned New York corporation ("CRP"), pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization among BRCC, Merger Sub and CRP, dated as of March 26, 1997, was consummated today.

    CRP, as the surviving corporation of the Merger, shall continue in existence under New York law as a wholly-owned subsidiary of BRCC. The shareholders of CRP will receive an aggregate of 4,501,080 newly issued shares of BRCC's common stock, $.001 par value per share ("Common Stock"), or approximately 80% of BRCC's issued and outstanding shares of Common Stock on a post merger basis. The existing shareholders of BRCC will retain 1,125,270 shares of BRCC's Common Stock or approximately 20% of BRCC'S issued and outstanding shares of Common Stock on a post merger basis.

    Prior to the Merger, BRCC was an inactive public company. BRCC was incorporated in Florida in 1987.

    CRP designs and constructs clean rooms and associated products for the semiconductor, pharmaceutical, biotechnology, medical device and other industries. In addition, CRP's film division produces Ultraclean'tm' packaging materials for these industries and holds a number of patents for products used by the pharmaceutical industry. BRCC's and CRP's principal executive offices are located at 1800 Ocean Avenue, Ronkonkoma, New York 11779.